Company Contact: Randy Stratton, Chairman & CEO Cold Spring Capital Inc. Phone: (413) 458-9045 x 100	Investor Relations: Amy Glynn, CFA Cameron Associates (212) 554-5464 amy@cameronassoc.com

Joseph Weingarten, President
Cold Spring Capital Inc.
Phone: (203) 972-0888

FOR IMMEDIATE RELEASE

COLD SPRING CAPITAL INC. ANNOUNCES TERMINATION OF AGREEMENT TO ACQUIRE SEDONA DEVELOPMENT PARTNERS, LLC

NEW CANAAN, CT - February 14, 2007 - Cold Spring Capital Inc. (AMEX: CDS) announced today that Cold Spring and the owner of Sedona Development Partners, LLC (“Sedona”) mutually agreed to terminate the purchase agreement they entered into on November 3, 2006, pursuant to which Cold Spring would have purchased all outstanding equity interests in Sedona. The decision to terminate was based on the parties’ agreement that the conditions to closing were incapable of being satisfied as a result of, among other things, the results of Sedona’s operations and lower than anticipated sales at Sedona since the execution of the acquisition agreement.

Cold Spring is a special purpose acquisition company established in May 2005 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other business combination, one or more operating businesses, portfolios of financial assets or real estate assets. Approximately $109.8 million of the proceeds of Cold Spring’s initial public offering were placed into a trust account maintained by an independent trustee.

As a result of the termination of the purchase agreement with Sedona and given that, pursuant to its charter and the terms of its initial public offering, Cold Spring is not allowed to pursue any other transactions, Cold Spring will shortly begin the process of liquidating and dissolving in accordance with its charter and applicable law, as a result of which Cold Spring expects that the amounts held in the trust account, together with interest (net of applicable taxes), will be returned to the Company’s public stockholders. No payments will be made in respect of Cold Spring’s outstanding warrants or to any of Cold Spring’s initial stockholders with respect to the shares owned by them prior to the initial public offering. Cold Spring intends to prepare and mail to its stockholders a proxy statement seeking approval to effect the liquidation and dissolution.